Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2012 Financial Results

  Record Q2 Revenue - 11% increase over prior year
  Record Q2 Earnings Per Share - 30% increase over prior year
  Security Division wins $400 million turnkey agreement after quarter end
  Company raises FY 2012 Revenue guidance to $750 - $770 million (14% - 17% growth)
  Company raises FY 2012 Earnings guidance to $2.30 - $2.42 per share (25% - 32% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 24, 2012--OSI Systems, Inc. (NASDAQ: OSIS-E), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the second quarter ended December 31, 2011.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are very pleased to announce outstanding financial results for our second quarter. Our success was evident throughout all of OSI as each of our divisions reported both sales and earnings growth leading to record sales and earnings in our second quarter. In addition to the impressive financial performance during the quarter, perhaps our bigger news is the $400 million, six-year security agreement with the Servicio de Administración Tributaria (“SAT”), Mexico’s tax and customs authority, awarded shortly after the quarter ended. This turnkey screening services agreement will have a profound impact on our business and our ability to enhance shareholder value.”

The Company reported revenues of $188 million for the second quarter of fiscal 2012, an increase of 11% as compared to the same period a year ago. Net income for the second quarter of fiscal 2012 was $12.3 million, or $0.61 per diluted share, compared to net income of $9.2 million, or $0.47 per diluted share, for the second quarter of fiscal 2011.

For the six months ended December 31, 2011, the Company reported revenues of $349.3 million, an increase of 17% as compared to the same period a year ago. Net income for the six months ended December 31, 2011 was $17.1 million, or $0.85 per diluted share, compared to net income of $12.6 million, or $0.65 per diluted share, for the six months ended December 31, 2010.

As of December 31, 2011, the Company’s backlog was $377 million compared to $304 million as of June 30, 2011, an increase of 24%.

Mr. Chopra continued, “During the second quarter our Security division continued to see excellent growth as revenues increased 16% to a record $89 million. The Security division has now had growth of at least 15% in four of the past five quarters. Our strong backlog at quarter end, which does not include the $400 million turnkey award, and a robust opportunity pipeline, provide excellent visibility into continued strong performance in this division.”

Mr. Chopra added, “Our Healthcare division generated record profits during the quarter as operating income increased 47% on revenue growth of 6%. We saw an improved U.S. market with a positive response to our recent new product offerings. This growth in our most profitable region coupled with the impact of our cost reduction initiatives implemented over the past several years led to second quarter operating income of $8.3 million and an operating margin of 14%, both of which are records for our Healthcare division. In addition, newly established long-term contracts with major healthcare Group Purchasing Organizations (GPO’s) are expected to contribute to continued growth in the U.S. market.”

Alan Edrick, OSI System’s Executive Vice President and CFO, stated, “Our second quarter results continue the strong momentum demonstrated consistently over the past few years. The significant increase in profit in our Healthcare division highlights the substantial leverage of this business. In addition, we are very excited by the prospects of the Mexico turnkey screening solutions award which is expected to provide a substantial recurring revenue and profit stream to OSI.”

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its annual revenue guidance from $740 million - $760 million to a range of $750 million - $770 million. In addition, the Company is raising its fiscal 2012 earnings guidance and expects earnings per diluted share to increase at a rate of 25% - 32% to a range of $2.30 to $2.42, excluding the impact of restructuring and other non-recurring charges. In addition, the impact of the security agreement with SAT is not considered in the Company’s guidance pending further clarity on expected timing.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter of fiscal 2012. To listen, please log on to osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until February 6, 2012. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘42408250’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about future sales and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash or that strong sales by its Security division will continue to occur in the future. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2010	2011	2010	2011
Revenues	$169,287	$187,993	$297,740	$349,310
Cost of goods sold	109,264	122,169	190,819	230,629

Gross profit	60,023	65,824	106,921	118,681

Operating expenses:
Selling, general and administrative expenses	33,958	35,979	65,934	70,346
Research and development	11,842	11,546	21,073	22,426
Restructuring, and other charges	903	-	1,159	-

Total operating expenses	46,703	47,525	88,166	92,722

Income from operations	13,320	18,299	18,755	25,909
Interest expense and other, net	(506)	(721)	(1,096)	(1,520)

Income before income taxes	12,814	17,578	17,659	24,389
Provision for income taxes	3,596	5,277	5,049	7,327

Net income	$9,218	$12,301	$12,610	$17,062

Diluted earnings per share	$0.47	$0.61	$0.65	$0.85

Weighted average shares outstanding - diluted	19,475	20,237	19,289	20,161

CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2011
Assets
Cash and cash equivalents	$55,619	$52,868
Accounts receivable, net	136,716	145,314
Inventories	169,634	205,789
Other current assets	43,317	36,429
Total current assets	405,286	440,400
Non-current assets	179,630	184,837
Total Assets	$584,916	$625,237

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$80,887	$102,621
Other current liabilities	80,094	75,230
Total current liabilities	160,981	177,851
Long-term debt	2,756	2,554
Other long-term liabilities	36,379	44,467
Total liabilities	200,116	224,872

Total shareholders’ equity	384,800	400,365

Total Liabilities and Equity	$584,916	$625,237

Segment Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2011	2010	2011
Revenues – by Segment Group:
Security Group	$76,703	$88,977	$127,800	$161,574
Healthcare Group	55,799	59,193	101,723	105,713
Optoelectronics and Manufacturing Group including intersegment revenues	47,682	51,359	89,593	104,450
Intersegment revenues elimination	(10,897)	(11,536)	(21,376)	(22,427)
Total	$169,287	$187,993	$297,740	$349,310

Operating income (loss) – by Segment Group:
Security Group	$7,004	$8,001	$9,115	$11,846
Healthcare Group	5,664	8,325	8,262	10,723
Optoelectronics and Manufacturing Group	4,270	4,451	7,691	9,389
Corporate	(3,072)	(2,599)	(5,248)	(5,906)
Eliminations	(546)	121	(1,065)	(143)
Total	$13,320	$18,299	$18,755	$25,909

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com